Pricing Supplement No. 16                     Filing under Rule 424(b)(3)
     Dated:  November 20, 1995                     Registration No. 33-55816
     (To Prospectus, dated January 4, 1993,
     as supplemented by Prospectus Supplement, dated January 5, 1993)

                                     $150,000,000
                               The Montana Power Company
                               Secured Medium-Term Notes

     Principal Amount: $10,000,000      Original Issue Date: November  24, 1995
     Interest Rate: 5.90%               Maturity Date: November 24, 1998
     Issue Price: 100%                  Interest Payment Dates:  May 1 and
                                                                 November 1
     Selling Agent's Commission: .35%   Initial Interest
     Purchasing Agent's Discount: N/A   Payment Date: May 1, 1996
     Net Proceeds to Company: 99.65%    Record Dates: April  15 and  October 16
     Reallowance: N/A                   Redeemable:  Yes       No   X
     Selling Concession: N/A                             -----    -----
     Form:                              In Whole:    Yes       No
       Book-Entry (DTC)   X                              -----    -----
                        -----           In Part:     Yes       No
       Certificated                                      -----    -----
                        -----           Initial Redemption Date: N/A
     Repayable at Option of Holder:     Redemption Limitation Date: N/A
       Yes:       No:  X
           -----     -----

   Redemption prices (if any): The Initial Redemption Price shall be N/A% of the principal amount of such Notes to be redeemed and shall decline on each anniversary of the Initial Redemption Date by a Reduction Percentage of N/A% of the principal amount to be redeemed until the redemption price shall be 100% of such principal amount.

        Prior to the date of this Pricing Supplement, the Company has sold $118,000,000 aggregate principal amount of the Secured Medium-Term Notes.

        Additional Terms:  N/A

        N/A as used herein means "Not Applicable."

        The validity of the New Bonds will be passed upon for any agent, dealer or underwriter by Milbank, Tweed, Hadley & McCloy, One Chase Manhattan Plaza, New York, New York.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            Selling Agent/Purchasing Agent:

( ) Goldman, Sachs & Co.  (X) Lehman Brothers Inc.  ( ) Morgan Stanley & Co.
                                                               Incorporated